Exhibit 5.1

[LETTERHEAD OF CARDINAL HEALTH, INC.]

February 5, 2010

Board of Directors

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43107

Re: Registration Statement on Form S-8 by Cardinal Health, Inc.

Ladies and Gentlemen:

I am Vice President and Associate General Counsel of Cardinal Health, Inc., an Ohio corporation (the “Company”). I have acted as counsel to the Company in connection with the Company’s Registration Statement on Form S-8 filed under the U.S. Securities Act of 1933, as amended (the “Act”), relating to: (a) the increase of an aggregate of 3,560,000 common shares, without par value (the “Common Shares”), of the Company issuable pursuant to the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2009 (as amended) (the “DCP”) and the Cardinal Health 401(k) Savings Plan, as amended and restated effective January 1, 2006 (as amended) (collectively, the “Plans”), and (b) registration of up to $40,000,000 in aggregate value of deferred compensation obligations (the “Obligations”), which represent unsecured obligations of the Company to pay deferred compensation to eligible participants in the future in accordance with the terms of the DCP.

In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion.

Based on the foregoing, and subject to the further qualifications and limitations stated herein, I am of the opinion that (i) the Common Shares, that may be issued or delivered and sold pursuant to the Plans will be, when issued or delivered and sold in accordance with such Plans, duly authorized, validly issued, fully paid and nonassessable and (ii) upon completion of the actions being taken or contemplated by me as Company counsel to be taken in administering the DCP, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, garnishment or other similar laws related to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

My examination, or the examination by attorneys under my supervision, of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the corporation laws of the State of Ohio. I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Common Shares pursuant to the Plans will be in full force and effect at all times at which such Common Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

I hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement and the reference to me in Item 5 of Part II of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ James E. Barnett
James E. Barnett
Vice President and Associate
General Counsel